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                                                                 EXHIBIT 99.1

[COMPANY LOGO]                                                   NEWS
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                                                       FOR IMMEDIATE RELEASE


INVESTOR CONTACT:                                              MEDIA CONTACT:
Mark Kimbrough                                                 Jeff Prescott
(615) 344-2688                                                 (615) 344-5708


                    HCA PREVIEWS FIRST QUARTER 2005 EARNINGS
                         ANNOUNCES HOSPITAL DIVESTITURES

NASHVILLE, TENN., MARCH 28, 2005--HCA (NYSE: HCA) today announced that preliminary results for its first quarter indicate that net income per diluted share is expected to range from $0.88 to $0.93 for the quarter ending March 31, 2005, compared to $0.69 per diluted share for the prior year's first quarter. Operating results for the quarter are expected to benefit from the combined impact of increased patient volume, effective expense management, improved bad debt trends (slowing rate of increase in uninsured admissions compared to the first quarter of 2004 and a continued moderation in the growth rate associated with the uncollectibility of self-pay receivables) and a reduction in shares outstanding due to the completion of a modified "Dutch" auction tender offer in the fourth quarter of 2004.

The Company will address specifics of the quarter along with revised 2005 earnings guidance when actual results for the first quarter are reported on or about April 21.

HCA also announced its intention to divest 10 acute care hospitals located in six states. The 10 hospitals are located primarily in rural and small urban markets, in contrast to the majority of the Company's remaining hospitals which are located in large urban or suburban markets.

"The divestitures will allow the Company to redeploy capital to support our hospitals in growing urban markets," stated Jack O. Bovender, Jr., HCA's Chairman and CEO. "These facilities are viable community assets. We believe that increased focus and attention and the ability to continue to successfully compete for capital should provide these facilities the best opportunity for success in the future. Many of the facilities to be divested have been a part of HCA for several years and, although it was a difficult decision, we believe the divestitures are in the best long-term interests of the Company, the affected hospitals and their local communities."

As a group, the 10 hospitals to be divested had 2004 net revenues of $654 million.

Hospital divestiture list:

1.  Clinch Valley Medical Center, Richlands, VA                  200    beds
2.  Grandview Medical Center, Jasper, TN                          70    beds
3.  River Park Hospital, McMinnville, TN                         127    beds
4.  St. Joseph's Hospital, Parkersburg, WV                       325    beds
5.  Saint Francis Hospital, Charleston, WV                       155    beds
6.  Raleigh General Hospital, Beckley, WV                        369    beds
7.  Putnam General Hospital, Hurricane, WV                        68    beds
8.  North Monroe Medical Center, Monroe, LA                      255    beds
9.  Southwestern Medical Center, Lawton, OK                      212    beds
10. Capital Medical Center, Olympia, WA                          119    beds


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The Company believes the divestitures will not have a material effect on its future financial position or results of operations.

The Company expects the planned disposition of the 10 facilities to be substantially complete by the fourth quarter of 2005, and it will work to ensure a smooth transition for all the divested facilities. The Company has retained Merrill Lynch as its adviser to assist with the divestitures.

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This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact, including those relating to the Company's preliminary results for the first quarter of 2005 and the Company's intended divestitures of hospitals and their anticipated impact on the Company's financial statements and results of operations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the finalization of the Company's financial statements for the first quarter; (ii) the ability of the Company to successfully effect the planned divestitures; (iii) the ability of the Company to smoothly transition the divested hospitals; and (iv) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.